Exhibit 99.1

Contacts:

Jerri Fuller Dickseski (Media)

jerri.dickseski@hii-co.com

757-380-2341

Andy Green (Investors)

andy.green@hii-co.com

757-688-5572

Huntington Ingalls Industries Reports Strong Fourth Quarter and 2011 Results; On Track to Deliver Long Term Performance Targets

•	Total sales were $1.74 billion for the fourth quarter and $6.58 billion for 2011

•	Adjusted total operating margin was 6.6 percent for the fourth quarter and 6.1 percent for 2011

•	Adjusted diluted earnings per share was $1.19 for the fourth quarter and $3.97 for 2011

•	Cash provided by operations was $474 million for the fourth quarter and $528 million for 2011

NEWPORT NEWS, Va. (March 28, 2012) – Huntington Ingalls Industries (NYSE: HII) reported fourth quarter 2011 sales of $1.74 billion, consistent with the fourth quarter of 2010. The impact of a $10 million non-cash goodwill impairment finalization adjustment resulted in reported net earnings of $69 million for the quarter and $1.39 diluted earnings per share on a GAAP basis. Excluding the goodwill impairment adjustment in the fourth quarter, total operating margin was 6.6 percent, up from 6.0 percent for the same period last year, and diluted earnings per share was $1.19 for the quarter.

For the full year 2011, sales were $6.58 billion, down 2.2 percent from 2010. The impact of a $290 million non-cash goodwill impairment charge resulted in a reported net loss of $94 million for 2011 and a $1.93 loss per share on a GAAP basis. Excluding the charge, total operating margin was 6.1 percent, up from 3.7 percent last year, and diluted earnings per share was $3.97 for 2011, up from $2.77 in 2010.

Cash provided by operations in the fourth quarter of 2011 was $474 million, up $266 million, or 128 percent, over the fourth quarter of 2010. Full year 2011 cash provided by operations was $528 million, up $169 million, or 47 percent, over 2010. New business awards for 2011 were $5.6 billion, of which $0.8 billion was awarded in the fourth quarter, bringing total backlog to $16.3 billion as of Dec. 31, 2011.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

“Our overall performance was very strong for the quarter, and we remain on track to deliver our long-term financial performance goals,” said Mike Petters, HII’s president and chief executive officer. “In addition, the delivery of the amphibious ship LPD-22 San Diego in December marked a major milestone toward completing the turnaround at our Ingalls Shipbuilding segment. Despite the uncertainty around the defense budget, our focus remains on continuing to deliver high quality ships that are valued by our customers, the U.S. Navy and Coast Guard.”

Fourth Quarter and 2011 Highlights

	Fourth Quarter				Fiscal Year
(In millions, except per share amounts)	Reported 2011	Adjusted[1] 2011	2010	% Change[2]	Reported 2011	Adjusted[1] 2011	2010	% Change[2]
Sales	$1,735	$1,735	$1,736	(.1)%	$6,575	$6,575	$6,723	(2.2)%
Total segment operating income	127	117	116	.9%	122	412	294	40.1%
Segment operating margin %	7.3%	6.7%	6.7%	6 bps	1.9%	6.3%	4.4%	189 bps
Total operating income	124	114	104	9.6%	110	400	248	61.3%
Operating margin %	7.1%	6.6%	6.0%	58 bps	1.7%	6.1%	3.7%	239 bps
Net earnings (loss)	69	59	63	(6.3)%	(94)	196	135	45.2%
Diluted earnings per share	$1.39	$1.19	$1.29	(8.0)%	$(1.93)	$3.97	$2.77	43.4%
Weighted average diluted shares outstanding	49.7	49.7	48.8		48.8	49.4	48.8

[1]

Non-GAAP metric which, for the fourth quarter, excludes the favorable adjustment of the prior quarter non-cash goodwill impairment charge and, for the fiscal year, excludes the goodwill impairment charge. See Exhibit B for reconciliation.

[2]

Comparison of “2010” to “Adjusted 2011” figures. On a GAAP basis, for the fourth quarter and fiscal year 2011, total segment operating income increased by $11 million and decreased by $172 million, total operating income increased by $20 million and decreased by $138 million, net earnings (loss) increased by $6 million and decreased by $229 million, and diluted earnings per share increased $0.10 and decreased by $4.70, respectively.

Fourth quarter 2011 sales decreased $1 million and 2011 sales decreased $148 million from the comparable periods in 2010, driven by lower sales volume following the delivery of DDG-110 USS William P. Lawrence in the first quarter 2011 and lower sales volume on the LPD 22-25 contract, the CVN-71 USS Theodore Roosevelt Refueling and Complex Overhaul (RCOH), the CVN-65 USS Enterprise Extended Drydocking Selected Restricted Availability (EDSRA), and the Post Shakedown Availability (PSA) for CVN-77 USS George H.W. Bush. These decreases were partially offset by higher sales on DDG-113 John Finn, the advance procurement contract for LPD-27, the LHA program, the fourth National Security Cutter (NSC), CVN-78 Gerald R. Ford, the advance construction contract for CVN-79 John F. Kennedy, the advance planning contract for the CVN-72 USS Abraham Lincoln RCOH and the Virginia-class submarine construction program. The delivery of DDG-107 USS Gravely in the third quarter 2010 also negatively affected the 2011 to 2010 fiscal year sales comparison, partially offset by higher sales volume on LPD-26 John P. Murtha.

Due to adverse equity market conditions that began in the second quarter of 2011 and the resultant decline in industry market multiples and the Company’s market capitalization, the Company recorded a non-cash goodwill impairment charge of $300 million in the Ingalls segment during the third quarter 2011, which represented the Company’s preliminary estimate of the impairment charge. During the fourth quarter 2011, the Company finalized the goodwill impairment calculation and, as a result, decreased the non-cash goodwill impairment charge in the Ingalls segment by $10 million to $290 million. “As adjusted” figures have excluded the third quarter goodwill impairment charge, and the fourth quarter adjustment to the charge, for comparison purposes.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Adjusted segment operating income in the quarter was $117 million, an increase of $1 million from the fourth quarter of 2010. Adjusted total operating income was $114 million, up from $104 million in the same quarter last year. Adjusted total operating margin was 6.6 percent for the quarter, compared with 6.0 percent in the same period of 2010. The total operating income and margin increase was primarily driven by a lower FAS/CAS adjustment in 2011.

Adjusted segment operating income for 2011 was $412 million, up from $294 million in 2010. Adjusted total operating income was $400 million, compared to $248 million last year. Adjusted total operating margin was 6.1 percent for the year, compared with 3.7 percent in 2010. These increases were primarily due to net unfavorable performance adjustments recorded in 2010 of $132 million on the LPD-22 through LPD-25 contract, including the effect of the $113 million pre-tax charge resulting from the decision to wind down shipbuilding operations at the Avondale facility, and an unfavorable performance adjustment in 2010 of $30 million to reflect additional costs to complete post-delivery work on LHD-8 USS Makin Island.

Awards

The value of new contract awards during the fourth quarter of 2011 was approximately $0.8 billion. Significant new awards during this period included contracts for advance construction of CVN-79 John F. Kennedy, engineering and support services on the LPD San Antonio-class ships and continued work on the DDG-1000 class of destroyers. The total value of new contract awards for 2011 was approximately $5.6 billion. In addition to the fourth quarter awards, significant new awards during 2011 included contracts for the construction of LPD-26 John P. Murtha, DDG-113 John Finn, DDG-114 Ralph Johnson, and NSC-5, maintenance services at Kesselring Research and Development site, continued engineering and construction of CVN-78 Gerald R. Ford, advance planning efforts for the CVN-72 USS Abraham Lincoln RCOH, and the continued execution of the CVN-71 USS Theodore Roosevelt RCOH.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Operating Segment Results

Ingalls Shipbuilding

	Fourth Quarter				Fiscal Year
($ in millions)	As Reported 2011	As Adjusted[1] 2011	2010	% Change[2]	As Reported 2011	As Adjusted[1] 2011	2010	% Change[2]
Sales	$676	$676	$727	(7.0)%	$2,885	$2,885	$3,027	(4.7)%
Operating income (loss)	25	15	10	50.0%	(220)	70	(61)
Operating margin %	3.7%	2.2%	1.4%	84 bps	nm	2.4%	nm

[1]

Non-GAAP metric which, for the fourth quarter, excludes the favorable adjustment of the prior quarter non-cash goodwill impairment charge and, for the fiscal year, excludes the goodwill impairment charge. See Exhibit B for reconciliation.

[2]	Comparison of “2010” to “As Adjusted 2011” figures. On a GAAP basis, operating income (loss) increased by $15 million for the fourth quarter and decreased by $159 million for 2011.

Ingalls sales for the fourth quarter of 2011 decreased $51 million and 2011 sales decreased $142 million from the comparable periods in 2010, primarily driven by lower sales in the DDG-51 program and the LPD 22-25 contract and the delivery of NSC-3 USCGC Stratton in the third quarter 2011, partially offset by higher sales in the NSC program, the LHA program, the advance procurement contract for LPD-27 and the construction of DDG-113 John Finn. The decrease in the DDG-51 program was primarily due to the delivery of DDG-110 USS William P. Lawrence in the first quarter of 2011. The decrease in the LPD program was due to lower sales volume on LPD-22 San Diego and LPD-24 Arlington. The delivery of DDG-107 USS Gravely in the third quarter 2010 also negatively affected the 2011 to 2010 fiscal year sales comparison, partially offset by higher sales volume on LPD-26 John P. Murtha.

Ingalls adjusted operating income for the fourth quarter of 2011 was $15 million compared with operating income of $10 million in the fourth quarter of 2010. Ingalls adjusted operating margin was 2.2 percent for the quarter compared to 1.4 percent for the fourth quarter of 2010, driven by progress on the LPD program and new contracts.

Ingalls adjusted operating income for 2011 was $70 million compared with an operating loss of $61 million in 2010. Ingalls adjusted operating margin was 2.4 percent for the year. The increase in adjusted operating income was primarily due to net unfavorable performance adjustments recorded in 2010 of $132 million on the LPD-22 through LPD-25 contract, including the effect of the $113 million pre-tax charge resulting from the decision to wind down shipbuilding operations at the Avondale facility, and an unfavorable performance adjustment in 2010 of $30 million to reflect additional costs to complete post-delivery work on LHD-8 USS Makin Island.

Key Ingalls milestones for the quarter:

•	Delivered LPD-22 San Diego, the company’s sixth amphibious transport dock

•	Stern release completed on LHA-6 America

•	Began pre-fabrication of U.S. Coast Guard’s fifth National Security Cutter

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Newport News Shipbuilding

	Fourth Quarter			Fiscal Year
($ in millions)	2011	2010	% Change	2011	2010	% Change
Sales	$1,078	$1,027	5.0%	$3,766	$3,775	(.2)%
Operating income	102	106	(3.8)%	342	355	(3.7)%
Operating margin %	9.5%	10.3%	-86 bps	9.1%	9.4%	-32 bps

Newport News sales for the fourth quarter of 2011 increased $51 million, or 5.0 percent, from the fourth quarter of 2010, primarily driven by higher sales volume on CVN-78 Gerald R. Ford, the advance construction contract for CVN-79 John F. Kennedy, the advance planning contract for the CVN-72 USS Abraham Lincoln RCOH and the Virginia-class submarine construction program. These increases were partially offset by lower sales volume on the CVN-71 USS Theodore Roosevelt RCOH, the CVN-65 USS Enterprise EDSRA and the PSA for CVN-77 USS George H.W. Bush.

Newport News sales for 2011 decreased $9 million, or 0.2 percent, primarily driven by the decrease in aircraft carrier sales volume described in the preceding paragraph and lower fleet support sales volume, partially offset by higher sales volume on the Virginia-class submarine construction program.

Newport News operating income for the fourth quarter of 2011 was $102 million compared with $106 million in the fourth quarter of 2010. Newport News operating margin was 9.5 percent for the quarter, compared with 10.3 percent in the same period of 2010. These decreases were primarily due to higher revenues on lower margin programs and risk retirement that occurred in 2010 on CVN-70 USS Carl Vinson and CVN-77 USS George H. W. Bush, partially offset by risk retirement on the Virginia-class submarine construction program in 2011. For the year, Newport News operating income was $342 million, down $13 million from 2010. Newport News operating margin was 9.1 percent in 2011 compared to 9.4 percent in 2010. These decreases were primarily driven by the items described above.

Key Newport News milestones for the quarter:

•	Successfully transitioned contract to manage Kesselring prototype maintenance in support of the Navy’s Nuclear Propulsion Program

•

Awarded contract for work including engineering, design, configuration management, integrated logistic support, database management and modernization support on Los Angeles-class, Seawolf-class, Virginia-class and Ohio-class submarines, special mission submersible interfaces, submarine support facilities and related programs

•	Reached 66 percent completion on structural work of CVN-78 Gerald R. Ford

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

The Company

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder. Employing nearly 38,000 in Virginia, Mississippi, Louisiana and California, its primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EDT on March 28. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our costs and perform effectively; risks related to our spin-off from Northrop Grumman (including our increased costs and leverage); our ability to realize the expected benefits from consolidation of our Gulf Coast facilities; natural disasters; adverse economic conditions in the United States and globally; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Exhibit A: Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
($ in millions, except per share amounts)	2011	2010	2009
Sales and service revenues
Product sales	$5,676	$5,798	$5,046
Service revenues	899	925	1,246

Total sales and service revenues	6,575	6,723	6,292

Cost of sales and service revenues
Cost of product sales	4,794	5,042	4,415
Cost of service revenues	757	770	1,027
General and administrative expenses	624	663	639
Goodwill impairment	290	0	0

Operating income (loss)	110	248	211
Other income (expense)
Interest expense	(104)	(40)	(36)
Other, net	0	(2)	1

Earnings (loss) before income taxes	6	206	176
Federal income taxes	100	71	52

Net earnings (loss)	$(94)	$135	$124

Basic earnings (loss) per share	$(1.93)	$2.77	$2.54
Weighted-average common shares outstanding	48.8	48.8	48.8

Diluted earnings (loss) per share	$(1.93)	$2.77	$2.54
Weighted-average diluted shares outstanding	48.8	48.8	48.8

Net earnings (loss) from above	$(94)	$135	$124
Other comprehensive income (loss)
Change in unamortized benefit plan costs	(544)	11	142
Tax benefit (expense) on change in unamortized benefit plan costs	210	5	(56)

Other comprehensive income (loss), net of tax	(334)	16	86

Comprehensive income (loss)	$(428)	$151	$210

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
($ in millions)	2011	2010
Assets
Current Assets
Cash and cash equivalents	$915	$0
Accounts receivable, net	711	728
Inventoried costs, net	380	293
Deferred income taxes	232	284
Prepaid expenses and other current assets	30	8

Total current assets	2,268	1,313

Property, Plant, and Equipment
Land and land improvements	305	303
Buildings and leasehold improvements	1,431	1,357
Machinery and other equipment	1,258	1,162
Capitalized software costs	199	185

	3,193	3,007
Accumulated depreciation and amortization	(1,160)	(1,010)

Property, plant, and equipment, net	2,033	1,997

Other Assets
Goodwill	844	1,134
Other purchased intangibles, net of accumulated amortization of $372 in 2011 and $352 in 2010	567	587
Pension plan assets	64	131
Debt issuance costs, net	48	0
Long-term deferred tax asset	128	0
Miscellaneous other assets	49	41

Total other assets	1,700	1,893

Total assets	$6,001	$5,203

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION - CONTINUED

	December 31
($ in millions, except share amounts)	2011	2010
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable to former parent	$0	$715
Trade accounts payable	380	274
Current portion of long-term debt	29	0
Current portion of workers’ compensation liabilities	201	197
Accrued interest on notes payable to former parent	0	239
Current portion of postretirement plan liabilities	172	146
Accrued employees’ compensation	221	203
Advance payments and billings in excess of costs incurred	101	107
Provision for contract losses	19	80
Other current liabilities	249	265

Total current liabilities	1,372	2,226

Long-term debt	1,830	105
Other postretirement plan liabilities	581	567
Pension plan liabilities	936	381
Workers’ compensation liabilities	361	351
Deferred tax liabilities	0	99
Other long-term liabilities	49	56

Total liabilities	5,129	3,785

Commitments and Contingencies	—	—
Equity
Common Stock, $.01 par value; 150,000,000 shares authorized; 48,821,563 issued and outstanding as of December 31, 2011; none issued or outstanding as of December 31, 2010	0	0
Additional paid-in capital	1,862	0
Former parent’s equity in unit	0	1,933
Retained earnings (deficit)	(141)	0
Accumulated other comprehensive income (loss)	(849)	(515)

Total stockholders’ equity	872	1,418

Total liabilities and stockholders’ equity	$6,001	$5,203

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
($ in millions)	2011	2010	2009
Operating Activities
Net earnings (loss)	$(94)	$135	$124
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	164	160	156
Amortization of purchased intangibles	20	23	30
Amortization of debt issuance costs	6	0	0
Stock-based compensation	42	0	0
Impairment of goodwill	290	0	0
Change in
Accounts receivable	17	(190)	(56)
Inventoried costs	(87)	5	(101)
Prepaid expenses and other assets	(30)	2	(1)
Accounts payable and accruals	50	205	(111)
Deferred income taxes	27	(19)	(98)
Retiree benefits	122	33	(28)
Other non-cash transactions, net	1	5	(3)

Net cash provided by (used in) operations	528	359	(88)

Investing Activities
Additions to property, plant, and equipment	(197)	(191)	(181)
Other investing activities, net	0	2	3

Net cash used in investing activities	(197)	(189)	(178)

Financing Activities
Proceeds from issuance of long-term debt	1,775	0	0
Repayment of long-term debt	(22)	0	0
Debt issuance costs	(54)	0	0
Proceeds from issuance of note payable to former parent	0	178	0
Repayment of notes payable to former parent and accrued interest	(954)	(178)	0
Dividend to former parent in connection with spin-off	(1,429)	0	0
Proceeds from exercises of stock options and issuances of common stock	2	0	0
Net transfers from (to) former parent	1,266	(170)	266

Net cash provided by (used in) financing activities	584	(170)	266

Change in cash and cash equivalents	915	0	0
Cash and cash equivalents, beginning of year	0	0	0

Cash and cash equivalents, end of year	$915	$0	$0

Supplemental Cash Flow Disclosure
Cash paid for income taxes	$46	$0	$0
Cash paid for interest	$64	$16	$16

Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$48	$44	$47

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Exhibit B: Reconciliations

We make reference to “segment operating income,” “adjusted segment operating income,” “adjusted segment operating margin,” “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings,” and “adjusted diluted earnings per share.” Segment operating income is defined as operating income before net pension and post-retirement benefits adjustment and deferred state income taxes. Adjusted measures for the fiscal year 2011 exclude the $290 million non-cash goodwill impairment charge in the Ingalls segment; adjusted measures for the fourth quarter of 2011 exclude a $10 million reversal of a portion of the charge taken in the third quarter of 2011 (together, we refer to these as the “goodwill impairment charge”). Adjusted segment operating income is defined as segment operating income as adjusted for the impact of the goodwill impairment charge, and adjusted segment operating margin is defined as adjusted segment operating income as a percentage of segment sales and service revenues. Adjusted operating income is defined as operating income adjusted for the impact of the goodwill impairment charge, and adjusted operating margin is defined as adjusted operating income as a percentage of total sales and service revenues. Adjusted net earnings is defined as net income adjusted for the impact of the goodwill impairment charge. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for the impact of the goodwill impairment charge.

Segment operating income is one of the key metrics we use to evaluate operating performance because it excludes items that do not affect segment performance. We believe adjusted segment operating income, adjusted segment operating margin, adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted diluted earnings per share are useful because they exclude the goodwill impairment charge, a non-recurring item that we do not consider indicative of our core operating performance. Therefore, we believe it is appropriate to disclose these measures to help investors analyze our operating performance. However, these measures are not measures of financial performance under GAAP and may not be defined or calculated by other companies in the same manner.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Segment Operating Income

	Three Months Ended December 31		Year Ended December 31
$ in millions	2011	2010	2011	2010
Sales and Service Revenues
Ingalls	$676	$727	$2,885	$3,027
Newport News	1,078	1,027	$3,766	$3,775
Intersegment eliminations	(19)	(18)	(76)	(79)

Total sales and service revenues	$1,735	$1,736	$6,575	$6,723

Operating Income (Loss)
Ingalls	$25	$10	$(220)	$(61)
As a percentage of sales	3.7%	1.4%	-7.6%	-2.0%
Newport News	102	106	342	355
As a percentage of sales	9.5%	10.3%	9.1%	9.4%

Total Segment Operating Income (Loss)	127	116	122	294
As a percentage of sales	7.3%	6.7%	1.9%	4.4%
Non-segment factors affecting operating income
Net pension and post-retirement benefits adjustment	(4)	(15)	(13)	(49)
Deferred state income taxes	1	3	1	3

Total operating income (loss)	$124	$104	$110	$248

Interest expense	(29)	(10)	(104)	(40)
Federal income taxes	(26)	(29)	(100)	(71)
Other, Net	—	(2)	—	(2)

Total net earnings (loss)	$69	$63	$(94)	$135

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Adjusted Operating Income, Adjusted Segment Operating Income, Adjusted Net Income and Adjusted Diluted Earnings per Share

	Three Months Ended December 31		Year Ended December 31
$ in millions	2011	2010	2011	2010
Sales and Service Revenues
Ingalls	$676	$727	$2,885	$3,027
Newport News	1,078	$1,027	3,766	$3,775
Intersegment eliminations	(19)	(18)	(76)	(79)

Total sales and service revenues	$1,735	$1,736	$6,575	$6,723

Adjusted Operating Income (Loss)
Ingalls	$25	$10	$(220)	$(61)
Adjustment for goodwill impairment	(10)	—	290	—

Adjusted Ingalls	15	10	70	(61)
As a % of sales	2.2%	1.4%	2.4%	-2.0%
Newport News	102	106	342	355

Total Adjusted Segment Operating Income (Loss)	117	116	412	294
As a % of sales	6.7%	6.7%	6.3%	4.4%
Non-segment factors affecting adjusted operating income
Net pension and post-retirement benefits adjustment	(4)	(15)	(13)	(49)
Deferred state income taxes	1	3	1	3

Total adjusted operating income (loss)	$114	$104	$400	$248
As a % of sales	6.6%	6.0%	6.1%	3.7%
Non-operating factors affecting adjusted net income
Interest expense	(29)	(10)	(104)	(40)
Federal income taxes	(26)	(29)	(100)	(71)
Other, Net	—	(2)	—	(2)

Total adjusted net earnings (loss)	$59	$63	$196	$135
Per Share Amounts
Weighted average common shares outstanding	48.9	48.8	48.8	48.8
Dilutive effect of stock options and stock awards	0.8	—	0.6	—

Adjusted diluted average common shares outstanding (1)	49.7	48.8	49.4	48.8

Earnings Per Share (EPS) Calculations
Adjusted net earnings from above	$59	$63	$196	$135
Adjusted diluted average common shares outstanding (1)	49.7	48.8	49.4	48.8
Adjusted diluted earnings per share (2)	$1.19	$1.29	$3.97	$2.77
Reported net income (loss)	$69		$(94)
Weighted average common shares outstanding (3)	48.9		48.8
Basic earnings (loss) per share	$1.41		$(1.93)
Diluted average common shares outstanding	49.7		48.8
Diluted earnings (loss) per share	$1.39		$(1.93)

(1)	Adjusted diluted average common shares outstanding is a non-GAAP measure defined as weighted average common shares outstanding plus the dilutive effect of stock options and stock awards. This measure has been provided for consistency and comparability of the 2011 results with earnings per share from prior periods.
(2)	Adjusted diluted EPS is a non-GAAP measure defined as earnings per share before the per share 2011 goodwill impairment charge impact. Adjusted diluted EPS has been provided for consistency and comparability of the results with results of operations from prior periods.
(3)	Per share amounts are based on basic weighted average shares outstanding, as use of dilutive securities (ie. stock options and stock awards) would result in a lesser per share loss for 2011.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com